Exhibit 10.23

June 3, 2013

Richard Schaeffer

400 Chambers St., Apt. 25D

New York, NY 10282

Re: Termination of Employment Agreement and Confirmation of Additional One-Time Bonus

Dear Richie:

This is our confirmation and agreement with respect to your Employment Agreement with Liquid Holdings Group, LLC (the “Company”), dated as of November 27, 2012 (the “Agreement”). By your mutual agreement with the Company, your employment with the Company will cease effective June 3, 2013. The Company and you agree that (i) the Agreement is terminated as of that date and (ii) $104,795.00 is due to you from the Company representing your Base Salary of $250,000 for the period from January 1, 2013 to June 3, 2013. You agree that the Company may defer the payment of this amount until July 30, 2013.

The Company agrees that it will pay to you the catch-up payment that had been provided for in Section 4(b) of the Agreement. Upon completion of an initial public offering (the “IPO”), the Company will pay you a one-time payment equal to (a) the amount equal to (i) $500,000 times (ii) the number of days between May 15, 2012 and the date of the IPO divided by 365; less (b) amounts you received as an employee of the Company from May 15, 2012 through the date of the IPO. The obligation to make such a payment will expire should the IPO of the Company not occur prior to December 1, 2013.

In addition, the Company has agreed to pay you additional compensation for the continuation of your health benefits pursuant to COBRA. The Company will make these payments on your behalf until the earlier of (a) your enrollment in a different group health coverage plan and (ii) November 30, 2014.

The Company will also enter into a one year consulting agreement with you in the amount of $150,000. Lastly, you will be entitled to the compensation approved by the Company’s board for your service as a director of the Company.

Should the following be agreeable to you, please sign a copy of this letter agreement and return it to the Company. This letter agreement shall be governed by the laws of the State of New York.

Very truly yours,

LIQUID HOLDINGS GROUP, LLC

/s/ Brian M. Storms
Brian Storms
CEO

ACCEPTED AND AGREED

/s/ Richard Schaeffer
Richard Schaeffer

Date: June 10, 2013